October 6, 2010

Securities and Exchange Commission
Washington D.C. 20549

Commissioners:

We have read the statements made by G2 Ventures, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of G2 Ventures, Inc. dated October 6, 2010. We agree with the statements made in response to that Item insofar as they related to our firm.

Sincerely,

/s/ Turner, Stone & Company, LLP

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660 / Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com